Issuer Free Writing Prospectus
Dated May 8, 2009
Filed Pursuant to Rule 433
Registration Statement No. 333-154962
CBS CORPORATION
CBS OPERATIONS INC.
FINAL TERM SHEET

Issuer:	CBS Corporation

Guarantor:	CBS Operations Inc.

Securities Offered:	8.200% Senior Notes due 2014 (“2014 Notes”) 8.875% Senior Notes due 2019 (“2019 Notes”)

Size:	$ 400,000,000 of 2014 Notes $ 350,000,000 of 2019 Notes

Maturity:	May 15th, 2014 for 2014 Notes May 15th, 2019 for 2019 Notes

Coupon:	8.200% for 2014 Notes 8.875% for 2019 Notes

Yield to Maturity:	8.50% for 2014 Notes 9.25% for 2019 Notes

Spread to Benchmark Treasury:	T+635.5 basis points for 2014 Notes T+596.2 basis points for 2019 Notes

Benchmark Treasury:	1.875% Notes due April 30th, 2014 for 2014 Notes 2.750% Notes due February 15th, 2019 for 2019 Notes

Benchmark Treasury Price and Yield:	98-23+; 2.145% for 2014 Notes 95-17; 3.288 % for 2019 Notes

Price to Public:	98.796% of face amount for 2014 Notes 97.585% of face amount for 2019 Notes

Price to CBS:	98.196% of face amount for 2014 Notes 96.935% of face amount for 2019 Notes

Interest Payment Dates:	Semi annually on May 15th and November 15th commencing November 15th, 2009 for 2014 Notes and 2019 Notes

Redemption Provision:	We may redeem the senior notes, in whole or in part, at any time and from time to time at a redemption price equal to their principal amount plus the applicable premium, if any, and accrued and unpaid interest to the redemption date. The premium will be calculated based on the Reinvestment Rate of 0.75% in the case of the 2014 Notes and 0.75% in the case of the 2019 Notes

Trade Date:	May 8, 2009

Settlement Date:	May 13, 2009 (T+3)

Denominations:	Minimum of $2,000 principal amount and integral multiples of $1,000

CUSIP:	124857AB9 (2014 Notes) 124857AC7 (2019 Notes)

Ratings:*	Moody’s Investors Service: Baa3 (stable outlook) Standard & Poor’s Ratings Services: BBB (CreditWatch Negative) Fitch Ratings: BBB (stable outlook)

Joint Book-Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. J.P. Morgan Securities Inc. UBS Securities LLC

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc.
Daiwa Securities America Inc.
Deutsche Bank Securities Inc.
Mizuho Securities USA Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.
Wachovia Capital Markets, LLC
BNY Mellon Capital Markets, LLC
Credit Suisse Securities (USA) LLC[1]
Goldman, Sachs & Co.
Lloyds TSB Bank plc
SG Americas Securities, LLC
U.S. Bancorp Investments, Inc.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
1The reference to Credit Suisse Securities (USA) LLC as a Co-Manager was in error in that it withdrew from the syndicate.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Banc of America Securities LLC toll-free at 1-800-294-1322, (ii) Citigroup Global Markets Inc. toll-free at 1-877-858-5407, (iii) J.P. Morgan Securities Inc. collect at 212-834-4533 or (iv) UBS Securities LLC toll-free at 1-877-827-6444, ext. 561 3884.
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